E X H I B I T 5
                                 - - - - - - -

                            CARTER, LEDYARD & MILBURN
                               Counsellors at Law
                                  2 Wall Street
                            New York, New York 10005
                                    ---------

                                 (212) 732-3200
                               Fax (212) 732-3232

                                       January 18, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  Pall Corporation
                       ----------------


Ladies and Gentlemen:

     We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the adoption of its 2001 Stock Option Plan for Non-Employee Directors (the "Plan"). The Plan provides for the sale upon the exercise of options of up to an aggregate of 400,000 shares (the "Shares") of the common stock, $.10 par value per share, of the Corporation and up to an aggregate of 400,000 common share purchase rights (the "Rights"). The Shares may be either authorized but unissued or reacquired shares. Each of the 400,000 Rights will be issued in connection with the issuance of one of the Shares and prior to the Distribution Date (as defined in the Rights Agreement providing for the common share purchase rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to 400,000 previously unissued Shares and Rights which may be the subject of options under the Plan, when paid for in accordance with the terms of the Plan and the options granted thereunder, will be legally issued, and the Shares will be fully-paid and non-assessable.

Securities and Exchange Commission                                           -2-


     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement for the Shares and Rights.

                                            Very truly yours,


                                            /s/CARTER, LEDYARD & MILBURN



SVB/VMS:lrh